                                                                     Exhibit 3.3

             Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 o After Issuance of Stock)
                             o Remit in Duplicate o

1.          Name of corporation:    Essential Reality, Inc.

2.          The articles have been amended as follows  (provide article numbers, if available):

            See Attachment A

3.          The vote by which the stockholders holding shares in the corporation entitling  them to exercise at least a majority of the voting power, or such greater  proportion  of the voting powers as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation  have voted in favor of the amendment is: 5,100,260. *

4.          Officer Signature (Required):

            /s/ Humbert B. Powell, III
            --------------------------
            Humbert B. Powell, III
            Chief Executive Officer (Acting)

* If any proposed amendment would alter or change any preference or any relative or other  right  given to any class or series of  outstanding  shares,  then the amendment  must be approved by the vote,  in  addition to the  affirmative  vote otherwise  required,  of the  holders of shares  representing  a majority of the voting power of each class or series  affected by the  amendment  regardless  of limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

                                  ATTACHMENT A

"FOURTH.    The aggregate  number of shares which this corporation is authorized to issue is fifty-five million (55,000,000), divided into classes as follows:

    A.      Fifty million  (50,000,000)  shares of common stock, $.001 par value per share (hereinafter called the "Common Stock), and

    B.      Five million  (5,000,000) shares of preferred stock, $.001 par value per share, to be issued in series (hereinafter called the "Preferred
            Stock").

            The   following  is  a  statement  of  the   designations,   powers,
            preferences  and  rights,  and the  qualifications,  limitations  or
            restrictions   with   respect  to  the   Preferred   Stock  of  this
            corporation:  The shares of Preferred  Stock may be issued in one or
            more  series,   and  each  series  shall  be  so  designated  as  to
            distinguish  the shares thereof from the shares of all other series.
            Authority is hereby  expressly  granted to the Board of Directors of this  corporation  to fix by  resolution,  subject to the provisions herein set forth,  before the issuance of any shares of a particular series, the number,  designations,  and relative rights, preferences and  limitations  of the shares of such series  including (1) voting rights,  if any,  which may include the right to vote  together as a single  class  with the  Common  Stock and any  other  series of the
            Preferred  Stock  with the  number of votes per  share  accorded  to shares  of such  series  being  the same as or  different  from that accorded to such other shares,  (2) the dividend rate per annum,  if any,  and the terms  and  conditions  pertaining  to  dividends  and whether  such  dividends  shall be  cumulative,  (3) the  amount  or amounts payable upon such voluntary or involuntary liquidation,  (4)
            the redemption price or prices, if any, and the terms and conditions of the  redemption,  (5)  sinking  fund  provisions,  if any for the redemption or purchase of such shares,  (6) the terms and conditions on which such shares are convertible, in the event the shares are to have conversion  rights,  and (7) any other rights,  preferences and limitations  pertaining  to such  series  which  may be fixed by the
            Board of Directors pursuant to the Nevada Revised Statutes."